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                                                                     Exhibit 99


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                             ViroPharma Incorporated
                     Reports First Quarter Financial Results

Exton, PA May 1, 2002. VIROPHARMA INCORPORATED (Nasdaq: VPHM) reported today financial results for the first quarter ended March 31, 2002.

For the quarter ended March 31, 2002, ViroPharma reported a net loss allocable to common stockholders of $21.5 million compared to a net loss allocable to common stockholders of $29.4 million for the same period in 2001. Net loss for the quarter ended March 31, 2001 was adjusted to reflect preferred stock dividends to arrive at net loss allocable to common stockholders. Net loss per share allocable to common stockholders for the quarter ended March 31, 2002 was $0.95 per share, basic and diluted, compared to $1.87 per share, basic and diluted for the same period in 2001.

Revenues were approximately $6.5 million for quarter ended March 31, 2002, compared to approximately $2.3 million during the same period in 2001. During the quarter ended March 31, 2002, ViroPharma earned detailing fees of approximately $6.0 million for promoting Nasacort(R) AQ and Allegra(R), two products owned by Aventis Pharmaceuticals Inc., compared to $2.0 million of revenue earned during the same period in 2001 from the achievement of a milestone under ViroPharma's hepatitis C collaboration with Wyeth. During the quarter ended March 31, 2002, ViroPharma also recognized deferred revenue of approximately $0.5 million from advance payments received under its collaborations with Wyeth and Aventis, compared to recognizing deferred revenue of approximately $0.3 million from advance payments received under ViroPharma's collaboration agreement with Wyeth during the same period in 2001.

Research and development expenses increased approximately $1.7 million to $13.5 million in the first quarter of 2002 from $11.8 million in the first quarter of 2001. The increase was primarily due to higher manufacturing costs for Picovir(TM), increased efforts in ViroPharma's hepatitis C and respiratory syncytial virus discovery research programs and higher employee related expenses. Partially offsetting these increases is a higher amount of costs to be reimbursed to ViroPharma by its collaboration partners during the quarter ended March 31, 2002 compared to the quarter ended March 31, 2001. The amount of research and development expenses to be reimbursed by ViroPharma's collaboration partners increased from approximately $1.3 million during the three month period ended March 31, 2001 to approximately $3.4 million during the three month period

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ended March 31, 2002, primarily as a result of our September 2001 agreement with
Aventis. Expenditures in our three development programs were essentially flat on a quarter over quarter basis.

Sales and marketing expenses for the first quarter of 2002 were approximately $11.2 million compared to approximately $1.3 million for the same period of 2001. This increase reflects ViroPharma's 45% portion of the investments in pre-launch activities for Picovir(TM), including medical education, brand development and market research and the costs of its sales organization. During the first quarter of 2002, the company earned approximately $6.0 million of detailing fees for promoting the two Aventis products. Net of this reimbursement, ViroPharma's sales and marketing expenditures during the first quarter of 2002 were approximately $5.2 million. The $6.0 million of detailing fees is reflected in revenues for the quarter, and was substantially the cost of ViroPharma's field sales force, other than the costs that it is solely responsible for such as the costs of building its sales force, establishing the related infrastructure and ongoing costs related to the maintenance of that infrastructure.

General and administrative expenses for the first quarter of 2002 of approximately $2.4 million are essentially flat when compared to the same period in 2001.

Included in the quarter ended March 31, 2001 is a non-cash charge of $16.5 million resulting from the issuance of 750,000 shares of common stock to Sanofi-Synthelabo in exchange for the expansion of ViroPharma's intellectual property rights related to Picovir(TM), as these additional intellectual property rights licensed from Sanofi-Synthelabo have not reached technological feasibility and have no alternative uses.

Interest expense for the quarter ended March 31, 2002 was essentially flat when compared to the same period in the prior year due to relatively consistent levels of debt in both periods. Interest income fell approximately $1.3 million during the first quarter of 2002 when compared to the same quarter in 2001 primarily due to lower effective yields on investments resulting from a relatively lower interest rate environment during the current quarter versus the same quarter in the prior year.

As of March 31, 2002, ViroPharma had approximately $213.9 million in cash, cash equivalents and short-term investments.

ViroPharma Incorporated is committed to the commercialization, development and discovery of antiviral pharmaceuticals. ViroPharma is focused on drug development and discovery activities in viral diseases including viral respiratory infection (VRI), hepatitis C and RSV disease. ViroPharma's most advanced product candidate, Picovir(TM), is in clinical development for the treatment of picornavirus diseases, and is the subject of a new drug application
(NDA) that is being reviewed by the FDA for the treatment of VRI in adults. In March 2002, the Antiviral Drugs Advisory Committee of the FDA voted to not recommend Picovir(TM) for approval for the treatment of the common cold in adults. ViroPharma also has product candidates in preclinical and clinical development for the treatment of hepatitis C and RSV diseases. Additionally, ViroPharma details two other drugs for Aventis.

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This press release contains forward-looking statements, including statements relating to ViroPharma's efforts to obtain regulatory approval to market Picovir(TM). There can be no assurance that FDA or other regulatory authority approval for Picovir(TM) will be granted on a timely basis or at all. Even if approved, there can be no assurance that Picovir(TM) will achieve market acceptance. These factors, and other factors that could cause future results to differ materially from the expectations expressed in this press release, include, but are not limited to, those described in ViroPharma's most recent annual report on Form 10-K filed with the Securities and Exchange Commission. The forward-looking statements contained in this press release may become outdated over time. ViroPharma does not assume any responsibility for updating any forward-looking statements.

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                             ViroPharma Incorporated
                         Selected Financial Information
                                   (unaudited)
Statements of Operations:
(in thousands, except per share data)
                                                          Three-months ended
                                                              March 31,
                                                    ----------------------------
                                                       2002           2001
                                                    ----------     -----------
Revenues:
Detailing fees                                      $   5,984               -
License fee and milestone revenue                         538           2,250
                                                    ---------      ----------
Total revenue                                           6,522           2,250

Operating expenses:
Research and development                               13,520          11,839
Acquisition of technology rights                            -          16,500
Sales and marketing                                    11,247           1,280
General and administrative                              2,437           2,328
                                                    ---------      ----------

Total operating expenses                               27,204          31,947
Interest income (expense), net                           (795)            528
                                                    ---------      ----------

Net loss                                            $ (21,477)     $  (29,169)
                                                    =========      ==========

Net loss allocable to common stockholders           $ (21,477)     $  (29,351)
                                                    =========      ==========

Net loss per share: basic and diluted                   (0.95)          (1.86)

Net loss per share allocable to common
   stockholders: basic and diluted                      (0.95)          (1.87)

Shares used in computing per share amounts:
   basic and diluted                                   22,675          15,664
                                                    =========      ==========


Balance Sheets: (in thousands)
                                                    March 31,     December 31,
                                                      2002            2001
                                                    ---------     ------------
Cash, cash equivalents and short-term investments   $ 213,903      $  240,040
Working capital                                       187,270         220,621
Total assets                                          240,860         266,181
Long-term obligations                                 180,075         180,125
Total stockholders' equity                             16,944          39,430